Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer and Corporate Secretary (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC. ANNOUNCES FIRST QUARTER 2010 DIVIDEND

(Bridgehampton, NY –March 30, 2010) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), announced the declaration of a quarterly dividend of $0.23 per share. The dividend will be payable on April 27, 2010 to shareholders of record as of April 13, 2010. The Company continues its trend of uninterrupted dividends.

Bridge Bancorp, Inc., a New York corporation, is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. With assets of nearly $900 million, the Bank operates in markets throughout Suffolk County, New York. Established in 1910 by farmers and merchants, the Bank provides a full range of products and services to businesses, individuals and municipalities. As a true community bank, it has a steadfast commitment to enhancing the quality of life in the markets it serves by supporting programs and initiatives that promote local business, protect the environment, focus on the arts and education, assist with healthcare and social services and reach out to youth.

The Bridgehampton National Bank provides deposit and loan products and financial services through its full service branch network and electronic delivery channels. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. The Bank currently operates 16 retail branches and plans to open new branches in Center Moriches, Deer Park and Patchogue, New York during 2010.